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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Kevin McCarty Senior Director Investor Relations Liberate Technologies (650) 701-5300 kmccarty@liberate.com	Jennifer Graham Vice President Marketing Communications Liberate Technologies (650) 701-6295 jgraham@liberate.com

LIBERATE COMPLETES ACQUISITION OF SIGMA SYSTEMS

SAN CARLOS, Calif., August 12, 2002—Liberate Technologies (Nasdaq: LBRT), the leading provider of digital infrastructure software and services for cable, satellite, and telecommunications networks, today announced that it has completed the acquisition of privately held Sigma Systems Group, the cable industry's leading provider of service management solutions, located in Toronto, Canada. Liberate originally announced its intention to acquire Sigma Systems on July 24, 2002, please refer to the attached release: http://investors.liberate.com/releases/072402.html/

The acquisition of Sigma Systems will extend Liberate's leadership in digital network infrastructure, adding Sigma software's management and delivery of voice and high-speed data services to Liberate's traditional strength in video-based, interactive television services.

The Liberate ® TV Platform™ software for enhanced television offers the market-proven ability to increase revenue per subscriber and reduce churn for network operators. With the addition of Sigma's solutions, the Liberate software family will also be able to help customers reduce operational costs and enhance customer service through automated service management and delivery. In enabling the "triple play" of video, voice, and data services, the Liberate/Sigma combination facilitates the trend among many network operators to integrate technologies across multiple services to heighten profitability and efficiency.

This transaction will not affect Liberate's current guidance on profitability. Liberate continues to anticipate achieving profitability on a pro forma basis sometime during the second half of our fiscal year 2003, which extends from December 1, 2002 to May 31, 2003. Liberate will be providing additional information regarding the Sigma transaction, expected financial performance and future business strategy later this month.

About Sigma Systems

Sigma Systems is a global leader in developing and deploying service management solutions for cable system operators. Sigma's OSS (Operations Support System) products enable service providers to automate service management, deliver service with reliability and scalability, improve operating margins, increase customer retention, and enable subscriber growth.

The award-winning Sigma™ Service Management Portfolio is a rapidly deployed solution suite for service provisioning and diagnostics of cable broadband services, including high-speed residential and commercial Internet, digital TV, interactive TV, video on demand and cable telephony services. Sigma's products have been deployed at the largest cable operators in the US including AT&T Broadband, Comcast, and Cox. Internationally, Sigma's software serves such major MSOs and ISPs as @Home

Benelux (Belgium and the Netherlands), @NetHome (Japan), Cogeco (Canada), Essent Kabelcom (the Netherlands), Rogers (Canada) and Shaw (Canada). Sigma's clients serve a combined total of over 35 million subscribers globally.

About Liberate Technologies

Liberate Technologies is a leading provider of digital infrastructure software and services for cable, satellite, and telecommunications networks. Liberate's open-platform software enables a wide variety of digital consumer services, and its PopTV™ program, with more than 3,000 registered members in 50 countries, is the largest developer program in the interactive television industry. Headquartered in San Carlos, California, Liberate has sales offices in the United States, Australia, Canada, China, Japan, and the United Kingdom.

Liberate and the Liberate design are registered trademarks of Liberate Technologies. Other product names used in association with these registered trademarks (including Liberate TV Platform) are trademarks of Liberate Technologies. All other trademarks are the property of their respective owners.

Safe Harbor Statement:    Statements above that involve expectations or intentions (such as those relating to planned cooperation or software performance) are forward-looking statements subject to risks and uncertainties. Actual results may vary materially due to the uncertain and competitive market for interactive television services, our dependence on a limited number of network operators and equipment providers, the limited availability of necessary technology and services, potential problems with our software, and other risks outlined in our filings with the Securities and Exchange Commission (including our most recent annual report on Form 10K and quarterly reports on Form 10Q).

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  Exhibit 99.1